Exhibit 10.1
July 16, 2009
Hitesh Sheth
Aruba Networks, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.	Position: You will start in a full-time position as Chief Operating Officer, reporting to the Chief Executive Officer, effective August 14, 2009. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company.

2.	Compensation: You will be paid an annual salary of $325,000 payable in accordance with the Company’s standard payroll schedule on a semi-monthly basis. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.	Employee Benefits: As an Executive Officer of the Company you will be eligible to participate in those Company-sponsored benefits, as described in the employee benefit summary enclosed with this letter, that are generally applicable to executives of the Company.

4.	Equity: Subject to the approval of the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board of Directors (“the “Committee”), you will be granted an option to purchase 900,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share will be determined in accordance with the Company’s Equity Award Grant Policy. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2007 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement. As will be described in your stock option agreement, you will vest in 25% of the shares underlying the Option after 12 months of continuous service, and the balance of the shares will vest in equal monthly installments over the following 36 months of continuous service, such that the Option will be fully vested on the fourth anniversary of continuous service.

We will also recommend to the Board or the Committee that you be granted 50,000 Restricted Stock Units (RSUs) that will be settled in shares of the Company’s Common Stock, subject to the terms and conditions of the Plan, as may be modified from time to time, and your RSU agreement. If approved, your RSUs will vest in their entirety after 3 months of continuous service, subject to your continuous service to the Company through such vesting date.

We will provide you with your stock option agreement and RSU agreement as soon as practical after the grant date.

5.	Severance: If prior to or apart from a Change in Control (as defined below), or after twelve (12) months following a Change in Control, the Company terminates your employment with the Company other than for Cause (as defined below), death or disability, then, subject to your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date, you will be entitled to receive continuing payments of severance pay at a rate equal to your Base Salary rate and Benefits, as then in effect, for six (6) months from the date of such termination in accordance with the Company’s normal payroll policies.

The receipt of any severance benefits pursuant to this Section will be subject to your not violating the provisions of the Company’s standard Proprietary Information and Inventions Agreement. In the event you should breach the provisions of the Company’s standard Proprietary Information and Inventions Agreement, all continuing payments and benefits to which you may otherwise be entitled pursuant to this Section will immediately cease.

If you voluntarily terminate your employment with the Company, or if your employment is terminated for Cause by the Company or due to or disability, then (i) all vesting will terminate immediately with respect to any outstanding equity awards, (ii) all payments of compensation by the Company hereunder will terminate immediately (except as to amounts already earned), and (iii) you will not be eligible for severance benefits.

For purposes of this Severance provision, “Cause” is defined as (i) an act of dishonesty made by in connection with your responsibilities as an employee, (ii) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) willful breach of any of your obligations under any written agreement or covenant with the Company; or (vi) continued failure to perform employment duties after receipt of a written demand of performance from the Company with specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

6.	Change of Control: If there is a Change of Control (as defined below) of the Company and your employment terminates as a result of an Involuntary Termination (as defined below) without Cause (as defined below) within 12 months following such Change of Control, then 50% of the shares subject to the Option shall immediately vest and become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of the Option may vest and become exercisable pursuant to this provision).

In addition, in the event of a Change of Control and your employment terminates as a result of an Involuntary Termination without Cause within 12 months following such Change of Control, subject to your signing and not revoking a separation agreement and release of claims in favor of the Company (the “Release”), you will receive a lump sum severance payment equal to 50% of your annual base salary as in effect immediately prior to your termination date or (if greater)

$162,500. No severance will be paid or provided until the Release becomes effective, which must occur within sixty (60) days following your termination of employment. Subject to any payment delay necessary to comply with Section 409A (as defined below), your severance payment will be paid by in cash and in full on the 61st day following your termination of employment. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.

For purposes of this Change of Control provision, the following terms shall have the following meanings:

“Change of Control” means the occurrence of any of the following events:

A. Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

B. Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (B), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

C. Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person.

“Cause” means (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or (d) gross misconduct.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in position with the Company that materially reduces Participant’s level of authority or responsibility, (ii) a material reduction in Participant’s base salary or (iii) receipt of notice that Participant’s principal workplace will be relocated more than 35 miles.

The Company intends that all severance payments made under this letter comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No severance to be paid to you, if any, pursuant to this letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

7.	Annual Performance Bonus. On or before September 1, 2009, we will recommend to the Committee that it establish and approve a target bonus of 125% of your base salary paid in shares of Common Stock that would be issued to you upon the successful achievement of performance objectives to be recommended to the Committee by the Company’s Chief Executive Officer (the “Performance Shares”). The Company will issue the Performance Shares to you when and if the Committee determines in its reasonable discretion that you have achieved the performance objectives, and the number of shares issued will be based on the fair market value of such common stock on the date the Committee approves the grant. In addition, in order to receive the Performance Shares, you must remain employed with the Company through the end of fiscal year 2010 in order to earn any such bonus, which will be settled no later than the later of fifteenth day of the third month following the (i) fiscal year of the Company in which the bonus is earned, or (ii) the calendar year in which the bonus is earned.

8.	Proprietary Information and Inventions Agreement; New Employee Guidelines: Like all Company employees, you will be required, as a condition to your employment with the

Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. In addition, you will be required to sign the Company’s New Employee Guidelines, a copy of which is attached hereto as Exhibit B.

9.	Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term subject to the provisions of Section 6 hereof. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

10.	Outside Activities: While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.	Withholding Taxes: All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

12.	Background Investigation: This offer is contingent on the Company’s receipt and approval of the results of a background investigation to which you have already consented. This offer will expire seven calendar days from the date of this letter, unless extended in writing by me.

13.	Entire Agreement: This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.
We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States. We look forward to having you join. If you have any questions, please call me at 408-227-4500. Welcome!

Very truly yours,

/s/ Aaron Bean Aaron Bean
Vice President, Human Resources

I have read and accept this employment offer:

/s/ Hitesh Sheth	JULY 23, 2009

Signature of	Dated

August 14, 2009 Start Date